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                                                                    EXHIBIT 99.1

(DOVER CORPORATION LOGO)

FOR IMMEDIATE RELEASE

CONTACT:                                         READ IT ON THE WEB
Robert G. Kuhbach                                http://www.dovercorporation.com
Vice President Finance &
Chief Financial Officer
(212) 922-1640                                   JULY 17, 2003

                    DOVER REPORTS SECOND QUARTER 2003 RESULTS

New York, New York (July 17, 2003). Dover Corporation (NYSE: DOV) earned $73.4 million or $.36 diluted earnings per share (DEPS) from continuing operations in the second quarter ended June 30, 2003, compared to $65.3 million or $.32 DEPS from continuing operations in the comparable period last year, an increase of 12%. Net earnings for the second quarter of 2003 were $72.8 million or $.36 DEPS, which included $0.6 million of losses from discontinued operations, compared to $55.2 million or $.27 DEPS, for the second quarter of 2002 which included $10.1 million or $.05 DEPS in losses from discontinued operations primarily related to a loss on the sale of Vectron GmbH of $7.3 million. Sales in the second quarter of 2003 were $1,124.2 million, an increase of 4% as compared to $1,081.8 million for the second quarter last year.

Dover Corporation earned $131.8 million or $.65 DEPS from continuing operations for the six months ended June 30, 2003, compared to $113.7 million or $.56 DEPS from continuing operations in the comparable period last year, an increase of 16%. Net earnings before cumulative effect of accounting changes for the first six months of 2003 were $132.3 million or $.65 DEPS, including $0.4 million of earnings from discontinued operations, compared to $100.3 million or $.49 DEPS, for the same period of 2002 which included $13.4 million or $.07 DEPS in losses from discontinued operations. Sales in the first six months of 2003 were $2,152.0 million, an increase of 4% as compared to $2,076.4 million for the comparable period last year.

For the six months ended June 30, 2002, the impact of the adoption of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", resulted in a net loss of $192.7 million. The adoption resulted in a goodwill impairment charge of $345.1 million ($293.0 million net of tax or $1.44 DEPS). The adoption discontinued the amortization of goodwill effective January 1, 2002.

Commenting on the results and the current outlook, Thomas L. Reece, Chairman and CEO, said, "Dover's second quarter results continue to reflect the progress seen in the first quarter, despite generally weak economic conditions which continue to have an impact on most of our companies. The positive improvement for the quarter over the prior year and prior quarter largely reflects the sustained improvements at Dover Technologies, particularly its CBAT companies and Imaje. Operating margins for Dover Technologies were 6.8%, up from 4.0% in the first quarter, driven by continued improvement in sales at the CBAT companies, and strong growth in sales and earnings at Imaje.

"The other three segments were all flat to down compared to the prior year period, but up, in some cases, substantially, compared to the first quarter of 2003. Dover Resources' earnings

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
                                       2

were essentially the same as the prior year and prior quarter, largely because of a non-recurring expense. Dover Diversified was down modestly compared to last year, although sales, earnings and margins improved over the prior quarter, showing better operating leverage, lead by another strong performance at Hill Phoenix. Dover Industries continues to face challenges in many markets, although results were modestly better than the first quarter.

"Dover's operating management continues to demonstrate their commitment to new product and market development, improved competitiveness and striving for better operating margins. Our overall assessment of the global manufacturing economy remains unclear with some encouraging signs. We expect that any improvement will be reflected in positive operating results as we have seen occur in our performance in this most recent quarter and year-to-date."

SEGMENT RESULTS

DOVER DIVERSIFIED

                                         Three Months Ended June 30,               Six Months Ended June 30,
                                    ------------------------------------    ---------------------------------
(in thousands, unaudited)            2003           2002      % Change        2003        2002       % Change
-------------------------          --------       --------    --------      --------     --------    --------
Net sales                          $316,264       $309,026          2%      $608,297     $597,463        2%
Earnings                             37,750         39,396         -4%        69,469       69,443        --
Operating margins                      11.9%          12.7%                     11.4%        11.6%

Similar to the first quarter, second quarter results at Diversified were driven by strong performances by Hill Phoenix and Belvac. Hill Phoenix achieved record earnings during the quarter and margins improved due to operating leverage, product redesigns, and manufacturing efficiencies. Though its overall market is down, Hill Phoenix's bookings remain strong for both display cases and refrigeration systems. Belvac's results continue to be favorably impacted by machine sales to Eastern Europe. Current quarter bookings for Belvac included sizable orders from key customers in the U.S. and Australia. Sargent reported improved results from the first quarter, as earnings were equal to last year. Decreases in its commercial aerospace businesses were offset by increases in its defense business as well as a first quarter add-on acquisition. Waukesha's earnings and margins improved from the first quarter, with higher sales to its oil and gas markets offsetting lower volume in its power generation and nuclear markets. SWEP and Tranter PHE achieved increased bookings and sales, although margins were lower due to competitive pricing and product mix. Performance Motorsports' earnings decreased as it was challenged with lower demand in some markets, integrating a recent acquisition, and resolving some manufacturing issues. Crenlo reported lower earnings due to decreased sales volume in both its enclosure and cab businesses. Mark Andy, SWF and Graphics Microsystems reported lower earnings as the printing/packaging equipment market remains weak.

Bookings in the quarter were $317.9 million, an increase of 8% from the prior year, and the quarter book-to-bill ratio was 1.01. Backlog at the end of the quarter was $375.3 million, 4% higher than at the beginning of the year.

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
                                                                               3

DOVER INDUSTRIES

                                Three Months Ended June 30,                Six Months Ended June 30,
                             ------------------------------------    --------------------------------------
(in thousands, unaudited)     2003            2002      % Change       2003          2002         % Change
------------------------     --------       --------    ---------    --------       --------      ---------

Net sales                    $263,650       $268,692        -2%      $511,582       $530,178        -4%
Earnings                       29,056         37,151       -22%        56,255         76,348       -26%
Operating margins                11.0%          13.8%                    11.0%          14.4%

Although results across Dover Industries continue to lag compared to the prior year, second quarter results were above the first quarter with sales and earnings both increasing more than 6%. Market share gains along with productivity improvements have contributed to the quarter-to-quarter gains although operating margins remained flat at 11.0% and down from the prior year as pricing pressures continue. Compared to the prior year, the earnings decline was principally driven by Heil Environmental, Heil Trailer, DI Foodservice and Chief Automotive. Both Heil companies continue to be impacted by weak markets as the refuse market along with the petroleum and large cube dry bulk markets have declined at double-digit rates.

DI Foodservice's results were also market driven as the institutional market continues to face budgetary constraints. Chief Automotive's results have been negatively impacted by a sharp decline in pulling equipment demand, offset by modest strength in measuring equipment. Strategic realignment costs across all four companies also contributed to the earnings decline. Sales increased at both Rotary Lift and Tipper-Tie, although pricing pressures narrowed margins. Marathon continues to gain share in a highly competitive marketplace. Triton's unit sales increased again this quarter due primarily to new products launched in 2002. New product introductions also contributed to PDQ's strong operational performance. Dovatech and Kurz-Kasch continued their rebound from a soft 2002 with their second consecutive quarter of year-over-year sales, margins and earnings gains. Somero's performance improved in the face of a declining construction market and was partially driven by new product introductions.

Segment bookings in the quarter were $260.6 million, a decrease of 7% from last year, and the book-to-bill ratio was .99 for the current quarter. Backlog increased 17% from the beginning of the current year to $143.7 million.

DOVER RESOURCES

                                       Three Months Ended June 30,           Six Months Ended June 30,
                                   ----------------------------------    ----------------------------------
(in thousands, unaudited)           2003            2002     % Change       2003          2002     % Change
-------------------------          --------       --------   --------    --------       --------   --------
Net sales                          $240,213       $232,866       3%      $470,005       $450,052       4%
Earnings                             33,126         33,215       -         65,817         62,839       5%
Operating margins                      13.8%          14.3%      -           14.0%          14.0%      --

Dover Resources' quarterly earnings were flat and included a legal settlement of $2.2 million. The Energy Products Group and C. Lee Cook continue to benefit from increased drilling demand and pricing of natural gas, as well as from the stabilization of oil pricing. These companies have made improvements in earnings as a result of internal cost initiatives that have provided very positive earnings growth on a modest sales increase. The pump companies, Blackmer and Wilden, saw relatively flat markets in the U.S. but both benefited from strong international sales. Success continues at the Wilden operations in China and Argentina, with both entities reporting positive results. OPW Fluid Transfer Group continues to achieve positive leverage on relatively small sales increases with solid performance at its Midland and Sure Seal businesses, a result of strength in the rail tank car market. OPW Fueling Components increased earnings and margins on reduced sales levels compared to the prior year. The increase was a result of downsizing and global sourcing. Small improvements in service station construction brought more business in higher margin products. De-Sta-Co Industries continues to show improvement over prior year results, with solid gains from its European operations and share

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
                                       4

gains in its industrial markets. The traditional automotive markets remain soft, but are expected to improve in the second half as more capital projects are being approved. De-Sta-Co Manufacturing made solid improvement as compared to a difficult first quarter driven by cost control initiatives and the successful launch of a new automotive air conditioner compressor program. Those companies serving the construction, crane, and aerial lift markets, Texas Hydraulics and Tulsa Winch, have been negatively impacted by OEM production decreases and pricing. However, Tulsa Winch has benefited from strength in the oil patch. Hydro Systems had a strong second quarter driven primarily by strength in the UK and some key new projects with major U.S. customers. In addition, Hydro Systems began to supply customers in Brazil from its newly opened facility in Sao Paulo. RPA Process Technologies operated at a loss primarily as a result of difficult market conditions in the heavy equipment markets served by its European subsidiary.

Bookings in the quarter of $238.4 million were down 2% from the prior year and the book-to-bill ratio for the quarter was .99. Ending backlog was $87.2 million, a 12% increase from the end of last year. Dover Resources' results for all periods have been adjusted to include Texas Hydraulics, which was transferred from Dover Industries at the beginning of the year.

DOVER TECHNOLOGIES

                                        Three Months Ended June 30,              Six Months Ended June 30,
                                   ---------------------------------------------------------------------------
(in thousands, unaudited)            2003           2002      % Change       2003           2002      % Change
-------------------------          --------       --------    --------     --------       ---------   --------
Net sales                          $306,207       $272,682        12%      $566,249       $ 501,527        13%
Earnings                             20,730          3,030       584%        31,228          (3,903)      900%
Operating margins                       6.8%           1.1%       --            5.5%          -0.8%        --

In the fourth quarter of 2002, the Technologies companies serving the electronics industry resized their organizations in order to operate profitably at reduced levels of demand. The results for the first half of 2003 reflect this successful effort. Bookings at the Circuit Board Assembly and Test (CBAT) companies for the second quarter and six months increased 3% and 9% respectively over prior year periods. Bookings for the first six months of 2003 for the Specialized Electronic Components (SEC) companies were up modestly from the average rate for all of 2002. The intra-quarter bookings during the second quarter for CBAT deteriorated modestly during the quarter while SEC's bookings remained flat. This is in part a reflection of the SARS issue in Asia, as a large portion of the current year CBAT orders and new growth in SEC orders are from that region. There are also some positive indications from the market place that both the excess equipment overhang from 2000 is diminishing and the utilization of production equipment is showing signs of improvement.

Technologies' CBAT business recorded earnings of $10.2 million for the second quarter compared to a loss of $10.2 million in the second quarter of 2002. Second quarter sales were $179.2 million, an increase of $20.5 million or 13% from last year's comparable quarter. Bookings at $181.8 million were up 3% from the prior year. The CBAT book-to-bill ratio was 1.01 for the second quarter with backlog at $91.2 million, 26% higher than at the end of 2002. Margins were 5.6% for the quarter compared to negative margins of 6.3% for the comparable period last year. Most of the CBAT companies experienced growth in sales. CBAT companies continue their investment in new product introductions. Universal has begun the "beta" site testing of its new modular High Speed Chip placement head, capable of being mounted on its range of mid and high-end platform machines. Other CBAT companies have products nearing or in beta testing that will help to support future growth initiatives.

In Technologies' SEC business, sales in the quarter were $52.1 million compared to $56.1 million in last year's second quarter, representing a decline of 7%. SEC reported earnings of

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
                                       5

$1.9 million, compared to a loss of $1.1 million in the second quarter of 2002. Margins were 3.8% for the quarter compared to negative margins of 1.8% for the comparable period last year. Bookings in the second quarter of $51.9 million were 4% lower than the same period last year. The book-to-bill ratio was 1.00 for the quarter with backlog at $46.3 million at the end of the period, an 8% increase from the beginning of the current year. Overall, the telecom market continues to show signs of weakness in both sales opportunities and in pricing. For the first six months of 2003, the SEC companies were able to show significant improvement in earnings while reducing sales, as compared to the same period in 2002. This is a direct result of not only the cost reductions resulting from restructuring operations, but also the shift to higher margin markets such as military, space, medical and industrial. Even in the continued weak telecom sector, the SEC companies have made strategic price increases for certain high value added products. These strategic efforts are expected to continue.

In the quarter, Imaje, the French-based industrial ink-jet printer and ink manufacturer, had sales of $75.0 million, up 30% from the comparable period last year. Earnings increased by 27% to $15.8 million from the comparable 2002 quarter and margins decreased slightly. Imaje's bookings were up 36% from the prior year in the second quarter to $79.0 million and the book-to-bill ratio was
1.05. Imaje's various product expansion initiatives and sales force reorganization are paying off with gains in market share. The strength of the Euro has put pressure on its earnings and margins, as a substantial portion of its costs are incurred in Euros. However, appropriate cost control measures are mitigating this impact.

OTHER INFORMATION:

Dover's effective tax rate for continuing operations for the second quarter of 2003 was 24.6% compared to last year's second quarter rate of 24.9%. For the first six months of 2003 the effective tax rate for continuing operations was 24.4%, compared to 27.7% for the same period last year. The low effective tax rate is largely due to the continuing benefit from tax credit programs such as those for R&D and foreign taxes combined with the benefit from U.S. export programs, a lower foreign tax rate and the recognition of certain capital loss benefits.

Dover's net debt levels decreased $39.9 million during the first six months of 2003 and the net debt to total capitalization ratio decreased by 2 percentage points during the period. During the second quarter, Dover repaid approximately $28.0 million of debt. The following table provides a reconciliation of net debt to total capitalization with the GAAP information found in the attached financial statements.

                                                              Unaudited
                                                               June 30,             December 31,
Net Debt to Total Capitalization Ratio (in thousands)           2003                    2002
----------------------------------------------------         ----------             ----------
Short-term and long-term debt                                $1,026,062             $1,054,060
Less: Cash, equivalents and marketable securities               306,905                294,959
                                                             ----------             ----------
Net debt                                                        719,157                759,101
Add: Shareholders equity                                      2,542,408              2,394,623
                                                             ----------             ----------
Total capitalization                                         $3,261,565             $3,153,724
Net debt to total capitalization                                     22%                    24%

Dover's free cash flow for the six months ended June 30, 2003 increased significantly as cash generated from operations improved $67.1 million compared to last year. The 2003 improvement in free cash flow reflects improved net earnings and lower tax payments, which was offset slightly by an increase in working capital. Dover also made a discretionary contribution of $15.0 million to its defined benefit pension plan in the second quarter of 2003.

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
                                       6

Dover did not repurchase shares of its common stock on the open market during the quarter. The following table is a reconciliation of free cash flow with cash flows from operating activities.

                                                         Six Months Ended June 30,
Free Cash Flow (in thousands, unaudited)                2003                   2002
-----------------------------------------             ---------             --------
Cash flow provided by operating activities            $ 155,796             $ 88,746
Less:  Capital expenditures                             (44,692)             (45,440)
       Dividends to stockholders                        (54,687)             (54,747)
                                                      ---------             --------
Free cash flow                                        $  56,417             $(11,441)

Dover made one acquisition in the second quarter of 2003. On May 27, 2003, Dover acquired the assets of Blitz GmbH, a strategic add-on acquisition of Rotary Lift in the Dover Industries market segment. During the second quarter of 2003, Dover divested Duncan Parking Systems from the Dover Resources market segment, which was previously designated as a discontinued operation. Neither transaction will have a material impact on Dover's 2003 financial results.

The Dover website will host a Webcast of the second quarter conference call at 9:00 AM Eastern Time on Friday, July 18, 2003. The conference call will also be made available for replay on the website. Additional information on Dover's second quarter results and its operating companies can be found on the company website, (http://www.dovercorporation.com). Dover makes no representation about the utility of this data or the validity of any conclusions that might be reached by referring to it. In addition, Dover will post to the website supplemental financial information for the second quarter 2003.

Dover Corporation makes information available to the public, orally and in writing, which may use words like "expects" and "believes", which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of continued events in the Middle East on the worldwide economy, the continuing impact of SARS on the Asian economy, economic conditions, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles
(GAAP), the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt or equity and sales as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to capitalization ratio and free cash flow are important measures of liquidity and operating performance because it provides both management and investors a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

####TABLES TO FOLLOW

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
                                       7

                  DOVER CORPORATION AND SUBSIDIARIES CONDENSED
                    CONSOLIDATED STATEMENTS OF EARNINGS
                          THREE MONTHS ENDED JUNE 30,
                    (IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                                       UNAUDITED
                                                                                2003               2002
                                                                             -----------       -----------
Net sales                                                                    $ 1,124,219       $ 1,081,841
Cost of sales                                                                    736,536           727,056
                                                                             -----------       -----------
   Gross profit                                                                  387,683           354,785
Selling and administrative expenses                                              271,600           250,371
                                                                             -----------       -----------
   Operating profit                                                              116,083           104,414
                                                                             -----------       -----------
Other deductions (income):
   Interest expense                                                               17,336            17,999
   Interest income                                                                (1,663)             (614)
   All other (income) expense, net                                                 3,139                98
                                                                             -----------       -----------
     Total                                                                        18,812            17,483
                                                                             -----------       -----------
Earnings from continuing operations, before taxes on income                       97,271            86,931
   Federal and other taxes on income                                              23,883            21,619
Net earnings from continuing operations                                           73,388            65,312
                                                                             -----------       -----------
Net losses from discontinued operations                                             (607)          (10,111)
                                                                             -----------       -----------
Net earnings                                                                 $    72,781       $    55,201
                                                                             ===========       ===========

Net earnings per common share:

Basic   - Continuing operations                                              $      0.36       $      0.32
        - Discontinued operations                                                     --             (0.05)
                                                                             -----------       -----------
        - Net earnings                                                       $      0.36       $      0.27
                                                                             ===========       ===========

Diluted - Continuing operations                                              $      0.36       $      0.32
        - Discontinued operations                                                     --             (0.05)
                                                                             -----------       -----------
        - Net earnings                                                       $      0.36       $      0.27
                                                                             ===========       ===========

Weighted average number of common shares outstanding during the period:

   Basic                                                                         202,480           202,655
   Diluted                                                                       203,108           203,713

                       DOVER CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                            SIX MONTHS ENDED JUNE 30,
                    (IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                                                           UNAUDITED
                                                                                                     2003              2002
                                                                                                  -----------       -----------
Net sales                                                                                         $ 2,152,011       $ 2,076,410
Cost of sales                                                                                       1,409,249         1,397,438
                                                                                                  -----------       -----------
   Gross profit                                                                                       742,762           678,972
Selling and administrative expenses                                                                   533,614           491,093
                                                                                                  -----------       -----------
   Operating profit                                                                                   209,148           187,879
                                                                                                  -----------       -----------
Other deductions (income):
   Interest expense                                                                                    35,269            36,185
   Interest income                                                                                     (3,118)           (1,677)
   All other (income) expense, net                                                                      2,622            (3,898)
                                                                                                  -----------       -----------
     Total                                                                                             34,773            30,610
                                                                                                  -----------       -----------
Earnings from continuing operations, before taxes on income                                           174,375           157,269
   Federal and other taxes on income                                                                   42,535            43,541
                                                                                                  -----------       -----------
Net earnings from continuing operations                                                               131,840           113,728
                                                                                                  -----------       -----------
Net earnings (losses) from discontinued operations                                                        412           (13,411)
                                                                                                  -----------       -----------
Net earnings before cumulative effect of change in accounting principle                               132,252           100,317
                                                                                                  -----------       -----------
Cumulative effect of change in accounting principle, net of tax                                            --          (293,049)
Net earnings (losses)                                                                             $   132,252       $  (192,732)
                                                                                                  ===========       ===========
Net earnings (losses) per common share:

Basic       - Continuing operations                                                               $      0.65       $      0.56
            - Discontinued operations                                                                      --             (0.07)
                                                                                                  -----------       -----------
            - Total net earnings before cumulative effect of change in accounting principle              0.65              0.50
            - Cumulative effect of change in accounting principle                                          --             (1.45)
                                                                                                  -----------       -----------
            - Net earnings (losses)                                                               $      0.65       $     (0.95)
                                                                                                  ===========       ===========


Diluted     - Continuing operations                                                               $      0.65       $      0.56
            - Discontinued operations                                                                      --             (0.07)
                                                                                                  -----------       -----------
            - Total net earnings before cumulative effect of change in accounting principle              0.65              0.49
            - Cumulative effect of change in accounting principle                                          --             (1.44)
                                                                                                  -----------       -----------
            - Net earnings (losses)                                                               $      0.65       $     (0.95)
                                                                                                  ===========       ===========

Weighted average number of common shares outstanding during the period:
   Basic                                                                                              202,480           202,655
   Diluted                                                                                            203,108           203,713

                       DOVER CORPORATION AND SUBSIDIARIES
                             MARKET SEGMENT RESULTS
               (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE FIGURES)

                                                                 Second quarter ended June 30,
                                                                 -----------------------------
                  SALES                                              2003              2002
                                                                 -----------       -----------
Dover Diversified                                                $   316,264       $   309,026
Dover Industries                                                     263,650           268,692
Dover Resources                                                      240,213           232,866
Dover Technologies                                                   306,207           272,682
Intramarket eliminations                                              (2,115)           (1,425)
                                                                 -----------       -----------
   Net sales                                                     $ 1,124,219       $ 1,081,841
                                                                 ===========       ===========

                  EARNINGS

Dover Diversified                                                $    37,750       $    39,396
Dover Industries                                                      29,056            37,151
Dover Resources                                                       33,126            33,215
Dover Technologies                                                    20,730             3,030
                                                                 -----------       -----------
   Subtotal continuing                                               120,662           112,792
Corporate expense                                                     (7,718)           (8,476)
Net interest expense                                                 (15,673)          (17,385)
                                                                 -----------       -----------
Earnings from continuing operations, before taxes on income           97,271            86,931
   Federal and other taxes on income                                  23,883            21,619
                                                                 -----------       -----------
Net earnings from continuing operations                          $    73,388       $    65,312
                                                                 ===========       ===========




                       DOVER CORPORATION AND SUBSIDIARIES
                             MARKET SEGMENT RESULTS
               (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE FIGURES)

                                                                                       Six months ended June 30,
                                                                                    -----------------------------
                  SALES                                                                  2003             2002
                                                                                     -----------      -----------
Dover Diversified                                                                    $   608,297      $   597,463
Dover Industries                                                                         511,582          530,178
Dover Resources                                                                          470,005          450,052
Dover Technologies                                                                       566,249          501,527
Intramarket eliminations                                                                 (4,122)          (2,810)
                                                                                     -----------      -----------
   Net sales                                                                         $ 2,152,011      $ 2,076,410
                                                                                     ===========      ===========

                  EARNINGS (LOSSES)

Dover Diversified                                                                    $    69,469      $    69,443
Dover Industries                                                                          56,255           76,348
Dover Resources                                                                           65,817           62,839
Dover Technologies                                                                        31,228          (3,903)
                                                                                     -----------      -----------
   Subtotal continuing                                                                   222,769          204,727
Corporate expense                                                                        (16,243)        (12,950)
Net interest expense                                                                     (32,151)        (34,508)
                                                                                     -----------      -----------
Earnings from continuing operations, before taxes on income                              174,375          157,269
   Federal and other taxes on income                                                      42,535           43,541
                                                                                     -----------      -----------
Net earnings from continuing operations                                              $   131,840      $   113,728
                                                                                     ===========      ===========

DOVER CORPORATION CONSOLIDATED
(unaudited)

                                                            June 30,      December 31,
CONDENSED BALANCE SHEET ('000)                               2003            2002
                                                          ----------      ----------
ASSETS:
Cash, equivalents and marketable securities               $  306,905      $  294,959
Receivables, net of allowances for doubtful accounts         731,151         669,885
Inventories                                                  641,872         595,071
Prepaid expenses & deferred tax asset                        111,881          98,086
Net property, plant & equipment                              707,379         704,922
Goodwill                                                   1,683,978       1,654,883
Intangibles, net of amortization                             201,703         202,836
Other assets                                                 187,610         167,529
Assets of discontinued operations                             29,407          49,214
                                                          ----------      ----------
                                                          $4,601,886      $4,437,385
                                                          ==========      ==========

LIABILITIES & STOCKHOLDERS' EQUITY:

Short term debt                                           $   24,324      $   23,761
Payables and accrued expenses                                647,664         598,198
Taxes payable (including deferred)                           203,420         211,448
Other deferrals                                              164,038         151,225
Long-term debt                                             1,001,739       1,030,299
Liabilities of discontinued operations                        18,292          27,831
Stockholders' equity                                       2,542,409       2,394,623
                                                          ----------      ----------
                                                          $4,601,886      $4,437,385
                                                          ==========      ==========

                                                                        Six Months Ended June 30,
CONDENSED CASH FLOWS ('000)                                               2003            2002
                                                                       ---------     -----------
OPERATING ACTIVITIES:
Net earnings (loss)                                                    $ 132,252     $  (192,732)
Cumulative effective of change in accounting principle                        --         293,049
Earnings (loss) from discontinued operations, net of tax                     412         (13,411)
Depreciation and amortization                                             75,605          78,574
Net increase (decrease) in deferred taxes                                 17,558          15,844
Increase (decrease) in other deferrals (principally compensation)         11,880           9,054
Decrease (increase) in accounts receivable                               (36,425)        (41,662)
Decrease (increase) in inventories, excluding LIFO reserve               (15,564)         20,009
Decrease (increase) in prepaid expenses                                   (4,392)         (6,475)
Increase (decrease) in accounts payable                                   43,983          20,101
Increase (decrease) in accrued expenses and other non-current            (14,780)        (23,514)
liabilities
Increase (decrease) in federal and other taxes on income                 (34,700)        (46,804)
Other, net                                                               (20,033)        (23,287)
                                                                       ---------     -----------
   Net cash from (used in) operating activities                          155,796          88,746
                                                                       ---------     -----------
INVESTING ACTIVITIES:

Capital expenditures                                                     (44,692)        (45,440)
Acquisitions, net of cash and cash equivalents                           (27,942)        (49,482)
                                                                       ---------     -----------
   Net cash from (used in) investing activities                          (72,634)        (94,922)
                                                                       ---------     -----------
FINANCING ACTIVITIES:
Increase (decrease) in notes payable                                         746             206
Increase (decrease) in long-term debt                                    (28,743)          1,453
Cash dividends                                                           (54,687)        (54,747)
Purchase of treasury stock                                                (1,610)         (1,100)
Proceeds from exercise of stock options                                    2,327           5,322
                                                                       ---------     -----------
   Net cash from (used in) financing activities                          (81,967)        (48,866)
                                                                       ---------     -----------
Discontinued operations                                                   10,680          (4,209)
Net increase (decrease) in cash & equivalents                             11,875         (59,251)
Cash & cash equivalents at beginning of period                           294,448         175,331
                                                                       ---------     -----------
Cash & cash equivalents at end of period                               $ 306,323     $   116,080
                                                                       =========     ===========